EXHIBIT 3.4

                         New Jersey Division of Revenue

          Certificate of Amendment to the Certificate of Incorporation
                    (For Use by Domestic Profit Corporations)

Pursuant to the provisions of Section 14A:9-2 (4) and Section 14A:9-4 (3), Corporations, General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to its Certificate of
Incorporation:

1. The name of the corporation is: Airtrax, Inc.

2. The following amendment to the Certificate of Incorporation was approved by the directors and thereafter duly adopted by the shareholders of the corporation on the 28th day of March, 2005

     Resolved, that Article 5. of the Certificate of Incorporation be amended to read as follows:

     "5. The aggregate number of shares which the corporation shall have the authority to issue is one hundred five million (105,000,000), itemized by classes, par value of shares, shares without par value, and series, if any, within a class, is:


                                              Par value per Share or
                                               statement that Shares
Class     Series (if any)  Number of Shares     have no par value
-----     -------------    ----------------   ----------------------
Common                       100,000,000             No par
Preferred                      5,000,000             No par


The relative rights, preferences and limitations of the shares of each class and series (if any), are as follows:


     The preferred stock, or any series thereof, shall have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors and may be made dependent upon facts ascertainable outside such resolution or resolutions of the Board of Directors, provided that the matter in which such facts shall operate upon such designations, preferences, rights and qualifications; limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the Board of Directors."

3. The number of shares outstanding at the time of the adoption of the amendment was: 15,387,092 shares of common stock, 275,000 shares of preferred stock.

The total number of shares entitled to vote thereon was: 15,662,092.

If the shares of any class or series of shares are entitled to vote thereon as a class, set forth below the designation and number of outstanding shares entitled to vote thereon of each such class or series. (Omit if not applicable).

The holders of the preferred stock are entitled to cast 10 votes per share.

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4. The number of shares voting for and against such amendment is as follows: (If the shares of any class or series are entitled to vote as a class, set forth the number of shares of each such class and series voting for and against the amendment, respectively).

Number of Shares Voting for Amendment  Number of Shares Voting Against Amendment
-------------------------------------  -----------------------------------------
            23,024,034                                 160,212

5. If the amendment provides for an exchange, reclassification or cancellation of issued shares, set forth a statement of the manner in which the same shall be effected. (Omit if not applicable).

6. Other provisions: (Omit if not applicable).

     Resolved, that new Article 8. of the Certificate of Incorporation be inserted to read as follows:

     "8. The personal liability of an officer or director to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as an officer or director is hereby eliminated, to the fullest extent permitted under the New Jersey Statutes, provided that this Article shall not eliminate or limit the liability of an officer or director (i) for any breach of the officer's or director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the officer or director derived an improper personal benefit."


Number of Shares Voting for Amendment  Number of Shares Voting Against Amendment
-------------------------------------  -----------------------------------------
         15,025,019                                     138,673


                                BY:/s/ Peter Amico
                                ------------------
                                Peter Amico

Dated this 1st day of April, 2005